EXHBIT 5.1
HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

May 17, 2011

Board of Trustees
Hersha Hospitality Trust
44 Hersha Drive
Harrisburg, Pennsylvania 17102

Hersha Hospitality Trust
4,600,000 8.00% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest

Ladies and Gentlemen:

We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), and Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Partnership”), in connection with the issuance and sale by the Company to the Underwriters (as defined below) of 4,600,000 shares (the “Shares”) of its 8.00% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Series B Preferred Shares”), to be issued by the Company in an underwritten public offering. The Shares have been registered on the Company’s Registration Statement on Form S-3 (File No. 333-174029), which was filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and became effective on May 6, 2011 (the “Registration Statement”).

In connection with the foregoing we have examined the following documents:

(i)	the Registration Statement;

(ii)
the preliminary prospectus supplement, dated May 10, 2011, as filed with the Commission on May 10, 2011 pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated May 6, 2011;

(iii)	the final prospectus supplement, dated May 11, 2011, as filed with the Commission on May 12, 2011 pursuant to Rule 424(b) under the Securities Act, together with the base prospectus dated May 6, 2011;

(iv)
an executed copy of the Underwriting Agreement, dated May 11, 2011 (the “Underwriting Agreement”), among the Company, the Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Morgan Stanley & Co. Incorporated and Raymond James & Associates, Inc., as representatives of the several underwriters listed on Schedule A thereto (the “Underwriters”);

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE   DALLAS   HOUSTON   LONDON   LOS ANGELES
McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   WASHINGTON
www.hunton.com

Board of Trustees
Hersha Hospitality Trust
May 17, 2011

(v)
the Articles Supplementary designating the Series B Preferred Shares, as filed with the Maryland State Department of Assessments and Taxation on May 17, 2011, as certified by the Assistant Secretary of the Company on the date hereof;

(vi)
the Amended and Restated Declaration of Trust of the Company, as amended and supplemented through the date hereof, as certified by the SDAT on May 3, 2011 and the Assistant Secretary of the Company on the date hereof;

(vii)	the Amended and Restated Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof;

(viii)
the resolutions of the Board of Trustees of the Company adopted by the Board of Trustees by unanimous written consent on May 6, 2011 and the resolutions adopted by the Pricing Committee of the Board of Trustees of the Company at a meeting of such committee duly called and held on May 11, 2011, each as certified by the Assistant Secretary of the Company on the date hereof;

(ix)	a certificate of the SDAT as to the good standing of the Company, dated as of May 2, 2011 (the “SDAT Certificate”); and

(x)	a certificate executed by the Assistant Secretary of the Company certifying as to certain factual matters as of the date hereof (the “Secretary’s Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof. As to factual matters, we have relied upon representations in the Underwriting Agreement and upon the Secretary’s Certificate and certificates of public officials.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.           The Company is a real estate investment trust, duly formed and existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.           The issuance of the Shares has been duly authorized and, when issued in accordance with the terms of the Underwriting Agreement and upon payment therefor in the manner contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

Board of Trustees
Hersha Hospitality Trust
May 17, 2011

The opinion with respect to formation, existence and good standing of the Company in the State of Maryland is based solely on the SDAT Certificate and is given as of the date of such certificate.

The foregoing opinions are limited to the Maryland REIT Law, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any state securities laws, including the securities laws of the State of Maryland.  To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland REIT Law, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.  We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.  The opinions expressed in this letter speak only as of its date.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP